UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	March 7, 2006

NATIONSRENT COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114115 (Commission File Number)	14-1875911 (IRS Employer ID Number)

450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL	33301

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(954) 760-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On March 7, 2006, NationsRent Companies, Inc. (the “Company”) adopted a 2006 incentive compensation plan (the “Plan”). The Plan covers all officers and managers of the Company and is intended to create a culture that rewards eligible participants for their contributions to the Company’s success and fosters teamwork among working units.

          Under the Plan, awards will be based upon the achievement of established financial goals (on a working unit level) as well as other business objectives which are defined in the Plan. Pursuant to the Plan, in determining awards for 2006, the following financial criteria, which will be measured against the Company’s budget for 2006, will be used in evaluating the performance of the Chief Executive Officer and all other participants in the Plan, with the relative weights allocated to each category:

•	cash flow (30%),

•	dollar utilization (25%),

•	gross profit from rental revenue (10%),

•	return on investment (25%), and

•	gross profit from sales of new equipment, merchandise, parts and service (10%).

          For officers, 70% of any award will be based on the financial criteria described above and 30% will be based on the achievement of established individual performance goals that are critical to the long-term success of the Company. In addition, safety performance and compliance with company policies will have a multiplier effect on all awards.

          Awards under the Plan will be paid in cash and will be based on a target incentive expressed as a percentage of a participant’s base salary, which ranges from 5% to 50% based on position. Participants may receive 100% of the target award if they achieve each of the performance measures established for such participant. However, actual awards can range from zero to a maximum of two times the target incentive. In order to receive an award, a participant must be an employee in good standing with the Company on the date of payment.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On March 7, 2006, the Company appointed Charles H. Snyder as its Chief Operating Officer. Mr. Snyder, age 55, joined the Company in June 2003 as Executive Vice President, Fleet & Asset Management. In such role, Mr. Snyder was responsible for the Company’s fleet, real estate and merchandising strategies, including acquisitions, logistics and disposition. Prior to joining the Company, Mr. Snyder spent over 25 years at American Equipment Corporation, most recently as its President and Chief Executive Officer.

          Mr. Snyder will continue his employment under his existing employment agreement, dated as of June 27, 2003, which expires June 27, 2007. The employment agreement provides for a minimum annual base salary, which is currently $325,000, subject to adjustment by the Board of Directors, and annual bonuses of up to 100% of base salary based on performance targets. If Mr. Snyder’s employment is terminated “without cause” or “due to a change in control,” he would be entitled to a severance payment equal to two times his annual base salary.

          In addition, in November 2003, Mr. Snyder participated in the Company’s limited housing assistance program for certain of its non-executive officers which consisted of certain short-term bridge loans and long-term loans to assist with relocating to Fort Lauderdale, Florida. Pursuant to the program, in December 2003, the Company provided Mr. Snyder with a short-term bridge loan of $255,000, which was secured by his existing out of town residence and which was designed to bridge him until he could sell such residence. In 2004, this short-term loan was fully repaid. In addition, pursuant to the program, in December 2003, the Company provided Mr. Snyder with a long-term loan of approximately $1.3 million, which was secured by his South Florida residence and which was designed to assist him since he moved from a materially lower cost of living city to South Florida. Under the terms of the program, the Company may withhold up to 40% of Mr. Snyder’s annual incentive compensation award to reduce the outstanding balance of the loan. As of December 31, 2005, the outstanding balance of Mr. Snyder’s long-term loan was approximately $1.2 million.

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SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSRENT COMPANIES, INC. By: /s/ Joseph H. Izhakoff Name: Joseph H. Izhakoff Title: Executive Vice President, General Counsel and Secretary

Dated: March 13, 2006